SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    [ X ]
Filed by a Party other than the Registrant  [   ]
Check the appropriate box:
[   ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[ X ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to sect. 240.14a-11(c) or sect. 240.14a-12

                                  MODACAD, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]    No fee required.

[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

          1) Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
          2) Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
          4) Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
          5) Total fee paid:

          ----------------------------------------------------------------------

[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1) Amount Previously Paid:

          ----------------------------------------------------------------------
          2) Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
          3) Filing Party:

          ----------------------------------------------------------------------
          4) Date Filed:

         -----------------------------------------------------------------------

                            ModaCAD, Inc. Letterhead



June 10, 1999



Dear Shareholder:

         You are cordially invited to attend the 1999 Annual Meeting of the Shareholders of ModaCAD, Inc. ("ModaCAD"), which will be held on July 16, 1999, at 2:00 p.m., Pacific Daylight Time, at the principal offices of ModaCAD, located at 3861 Sepulveda Blvd, Culver City, California 90230. The accompanying Proxy Statement, which you are urged to read carefully, contains important information regarding matters that will be considered and voted upon at the 1999 Annual Meeting.

     At the 1999 Annual Meeting, shareholders will be asked to consider and vote upon several proposals, with respect to all of which your vote is important. Proposals 2 and 3, however, are particularly significant to ModaCAD. Shareholder approval of proposals 2 and 3 will authorize ModaCAD to issue Common Stock upon exercises of warrants ModaCAD granted to (i) four institutional investors and the placement agents as part of the recent sale of Common Stock to those investors (Proposal 2) and (ii) Intel Corporation as part of the recent sale of Common Stock to Intel Corporation in consideration of the termination of a royalty obligation owed to Intel Corporation. Approval of proposals 2 and 3 will provide material benefits to ModaCAD, whereas the failure to approve proposals 2 and 3 will result in potentially substantial financial hardships to ModaCAD, as disclosed in the accompanying Proxy Statement. The Board therefore recommends that shareholders vote FOR each of Proposals 2 and 3.

     You are requested to complete, date and sign the enclosed proxy card and promptly return it in the enclosed envelope, whether or not you plan to attend the 1999 Annual Meeting. If you attend 1999 Annual Meeting, you may vote in person even if you have returned a proxy card.

         On behalf of the Board of Directors, we look forward to seeing you on July 16, 1999.




                              Sincerely yours,

                              /s/ JOYCE FREEDMAN
                              -----------------------
                              Joyce Freedman
                              Chairman and Co-Chief Executive Officer

                              /s/ MAURIZIO VECCHIONE
                              -----------------------
                              Maurizio Vecchione
                              President and Co-Chief Executive Officer

                                  MODACAD, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               To be held on July 16, 1999


         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the "Annual Meeting") of ModaCAD, Inc., a California corporation (the "Company"), will be held on July 16, 1999, at 2:00 p.m., Pacific Daylight Time, at 3861 Sepulveda Boulevard, Culver City, California 90230, for the following purposes, each as more fully described in the attached Proxy Statement:

          1. To elect six directors. The names of the nominees intended to be presented for election are: Joyce Freedman, Lee Freedman, Maurizio Vecchione, F. Stephen Wyle, Peter Frank and Leslie Saleson.

          2. To approve and reserve for issuance (i) up to 919,243 shares of the Company's Common Stock cumulatively issuable to Castle Creek Technology Partners LLC, Marshall Capital Management, Inc., Winfield Capital Corp. and Spinner Global Technology Fund, Ltd. (the "Investor Purchasers"), upon exercise of warrants purchased by the Investor Purchasers pursuant to the April 7, 1999, Securities Purchase Agreement the Company entered into with the Investor Purchasers; and
          (ii) up to 33,921 shares of the Company's Common Stock issuable to Paine Webber Incorporated and ING Baring Furman Selz LLC (the "Placement Agents"), upon exercise of warrants issued to the Placement Agents in consideration of services rendered to the Company in connection with the sale of the Company's Common Stock and warrants to purchase Common Stock to the Investor Purchasers.

          3. To approve and reserve for issuance up to 538,674 shares of the Company's Common Stock issuable to Intel Corporation ("Intel") upon exercise of warrants purchased by Intel pursuant to the April 7, 1999, Stock and Warrant Purchase and Investor Rights Agreement the Company entered into with Intel.

          4. To approve an amendment to the 1995 Stock Option Plan to increase the number of shares of Common Stock of the Company authorized for issuance under the 1995 Stock Option Plan by 850,000 shares to a cumulative total of 2,500,000 shares.

          5. To approve an  amendment  to the  Company's  Amended  and  Restated
          Articles of Incorporation to change the name of the Company from "ModaCAD, Inc." to "Styleclick.com Inc."

          6. To ratify the appointment of Ernst & Young, LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.

          7. To transact other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

         Only record holders of Common Stock at the close of business on June 7, 1999, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

     All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation and the presence of a quorum at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a proxy.


                                 By Order of the Board of Directors



                                 /s/ JOYCE FREEDMAN
                                 -----------------------
                                 Joyce Freedman
                                 Chairman



Los Angeles, California
    June 10, 1999

                                  MODACAD, INC.

                               PROXY STATEMENT FOR
                       1999 ANNUAL MEETING OF SHAREHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed proxy is solicited by and on behalf of the Board of Directors of ModaCAD, Inc., a California corporation ("ModaCAD" or the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Friday, July 16, 1999, at 2:00 p.m. Pacific Daylight Time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal offices of the Company, at 3861 Sepulveda Boulevard, Culver City, California 90230.

         These proxy solicitation materials were first mailed on or about June 10, 1999 to all shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on June 7, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 7,401,515 shares of Common Stock were issued and outstanding.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

     On all matters, each share of Common Stock has one vote. A majority of the outstanding shares of Common Stock must be present or represented at the Annual Meeting in order to have a quorum. Except with respect to the election of directors (Proposal 1) and the proposal to amend the Company's Articles of Incorporation to change its name (Proposal 5), the affirmative vote of a majority of shares present, represented and voting in person or by proxy, at a duly held meeting where a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under California law for the approval of matters submitted to the shareholders for a vote. In the election of directors, the six candidates receiving the highest number of affirmative votes will be elected. Proposal 5 requires the affirmative vote of a majority of the shares outstanding. Abstentions are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares (a "broker non-vote"), those shares will not be considered as voting with respect to that matter. Broker non-votes, however, will be counted for purposes of determining a quorum.

     The Company's Bylaws provide that a shareholder may cumulate such shareholder's votes for nominated directors if such shareholder gives notice, at the shareholder meeting prior to the voting, of such shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. No such notice has been given, thus there will be no cumulative voting for directors at the Annual Meeting.

     The costs of this solicitation will be borne by the Company. Although there are no formal agreements to do so, the Company may reimburse brokerage houses or other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. The Company may conduct further solicitation personally, telephonically or by facsimile through its directors, officers and employees, none of whom will receive additional compensation for assisting with the solicitation.

     Whether or not you are able to attend the Annual Meeting, you are urged to vote your proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the nominees of the Board of Directors (Proposal 1), FOR Proposals 2, 3,4,5 and 6, and in the discretion of the proxy holders, as to other matters that may properly come before the Annual Meeting.

Deadline for Receipt of Shareholder Proposals

          Proposals of shareholders of the Company which are intended to be presented by such shareholders at the next annual meeting of shareholders of the Company to be held after the Annual Meeting must be received by the Company no later than December 31, 1999, in order that they may be included in the proxy statement and form of proxy relating to that annual meeting. It is recommended that shareholders submitting proposals direct them to the Secretary of the Company by certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for July 16, 1999.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     A board of six directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the six nominees named below, all of whom are currently directors of the Company. It is not expected that any nominee will be unable or will decline to serve as a director. If, however, any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and not for a greater number of persons than the number of nominees listed below. The term of office of each person elected as a director at the Annual Meeting will continue until the next annual meeting of shareholders and such time as his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death.

     The names of the nominees, all of whom are currently directors of the Company, and certain information about them, are set forth below:

Name                      Age                   Positions
--------------------------------------------------------------------------------
Joyce Freedman            64             Chairman of the Board and Co-Chief
                                         Executive Officer
Maurizio Vecchione        37             Co-Chief Executive Officer, President
                                         and Director
Lee Freedman              75             Vice President, Finance, Chief
                                         Financial Officer and Director
F. Stephen Wyle(1)(2)     55             Director
Peter Frank(1)            73             Director
Leslie Saleson(1)(2)      46             Director

-----------------------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

     Joyce Freedman is a founder of the Company and has served as a director since its incorporation in February 1988. Ms. Freedman has served as Chairman of the Board of the Company since its incorporation, a position to which she was formally elected in January 1996. From February 1988 to December 1997, Ms. Freedman also served as President of the Company and, in January 1998, became Chief Executive Officer. In May 1999, Maurizio Vecchione was elected by the Board of Directors to serve with Ms. Freedman as Co-Chief Executive Officer of the Company. From January 1986 to February 1988, Ms. Freedman was the Chief Executive Officer of Compu-Arch, a sole proprietorship in which she authored and marketed computer software for architects, interior designers and engineers. Ms. Freedman holds a Master of Architecture degree from the Southern California Institute of Architecture and engaged in private practice as an architect from December 1984 to January 1986. Ms. Freedman is the wife of Lee Freedman.

     Maurizio Vecchione is a founder of the Company and has served as a director since its incorporation. From February 1988 to December 1997, he served as an Executive Vice President of the Company, became President and Chief Operating Officer of the Company in January 1998, and was elected to serve with Joyce Freedman as Co-Chief Executive Officer of the Company in May 1999. From March 1982 to February 1988, Mr. Vecchione held various executive, technical and marketing positions with CAECO Inc. (subsequently acquired by Mentor Graphics), a large CAD/CAM software developer, Tektronix Corporation, a Fortune 500 computer graphics systems and instrumentation manufacturer, Photomatrix Engineering, Inc., an imaging and computer graphics software developer, and Proprietary Software Systems Inc., an imaging software developer and subsidiary of General Dynamics, a defense contractor. Prior to entering private industry, Mr. Vecchione performed computer science research for a variety of scientific institutions, including the NASA Space Science Laboratory. Mr. Vecchione is the husband of Andrea Vecchione. Andrea Vecchione is currently a director of the Company but will not stand for re-election at the Annual Meeting.

     Lee Freedman has served as the Company's Vice President, Finance, Chief Financial Officer and as a director since its incorporation. From 1983 to 1988, Mr. Freedman was engaged in private practice as a business consultant. From 1957 to 1983, he was employed by HRT Industries Inc., then a New York Stock Exchange listed company, which operated a chain of discount department and retail specialty stores, and held the position of Executive Vice President for most of that time. Mr. Freedman is the husband of Joyce Freedman.

     F. Stephen Wyle became a director of the Company in January 1996. Since January 1999, Mr. Wyle has been Chairman and Chief Executive Officer of Wyle Telemedicine, a developmental stage company producing portable diagnostic telemedicine for primary health care application. From December 1994 to January 1999, Mr. Wyle was Chairman of Wyle Laboratories, a diversified engineering and testing company serving aerospace, nuclear power and commercial markets. From February 1991 to December 1994, Mr. Wyle was an independent consultant providing strategic marketing and financing assistance to early-stage, technology-based companies. From October 1988 to February 1991, Mr. Wyle was the President of Trancel Corporation (formerly Cell Biotech, Inc.) which was engaged in the development of a long-term treatment for Type I diabetes.

     Peter Frank became a director of the Company in November 1996. Since 1965, Mr. Frank has been President of Los Angeles-based Managing Directors, Ltd., which he founded as an independent investment banking firm specializing in the funding of small cap companies as well as in mergers and acquisitions. In 1993, Mr. Frank founded, and is President of, Baltic Treasures, Ltd. (operating as Bamburi), a manufacturer and importer of antique furniture from Latvia and Western Russia which is sold to retail stores in the United States.

     Leslie Saleson became a director of the Company in November 1997. Since November 1998, Ms. Saleson has been President and Chief Operating Officer of Abbott Resource Group, Inc., a privately held company based in Irvine, California. From April 1997 to November 1998, Ms. Saleson served as an independent financial advisor to several corporations. From February 1994 to April 1997, Ms. Saleson was a managing director of The Westcott Group, a Beverly Hills-based merchant bank. From 1990 to 1993 Ms. Saleson was an owner, Co-Chief Executive Officer and Chief Financial Officer of Pogens, Inc., a packaged cookie manufacturer. In 1981, Ms. Saleson founded Saleson and Company, Inc., an investment banking firm, where she served as President until 1990.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Information Regarding the Board of Directors and its Committees

     The Company's Bylaws currently provide that the number of directors of the Company shall not be less than four nor more than seven, and that the exact number of authorized directors shall be set from time to time, within the limits specified above, by a resolution duly adopted by the Board of Directors or the shareholders. The number of authorized directors is currently seven. The Company's Bylaws also provide that, except for a vacancy created by the removal of a director, all vacancies on the Board of Directors, whether caused by resignation, death, or otherwise, may be filled by a majority of the remaining directors, and each director so elected shall hold office until his or her successor is elected at an annual, regular, or special meeting of the shareholders. The shareholders may elect a director to fill any vacancy not filled by the directors.

     Andrea Vecchione, currently a director of the Company, will not stand for re-election at the Annual Meeting. Without Ms. Vecchione, the Board will be comprised of three employee directors and three independent, non-employee directors. As of the date of this Proxy Statement, the Company has not selected a seventh nominee to be added to the six nominees proposed for election herein, to serve as an independent director. Hence, the proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees named herein. The Company, however, intends to fill the vacancy on the Board of Directors with an independent nominee, as soon as such nominee can be identified, approved, and agrees to join the Board, by a majority vote of the remaining directors. In such a case, such newly-elected director shall serve as a director until the next annual meeting of shareholders after the Annual Meeting and such time as his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death.

     The Board of Directors held a total of four meetings and acted by unanimous written consent six times during 1998.

     The Compensation Committee of the Board, which comprises F. Stephen Wyle, Peter Frank and Leslie Saleson, met twice during 1998. The Compensation Committee has been granted the powers and authority of the Board of Directors in the evaluation and determination of compensation of officers and employees of the Company, compensation policies and such other matters related to compensation as the Board of Directors may from time to time delegate.

     The Audit Committee currently comprises F. Stephen Wyle and Leslie Saleson. The Audit Committee met once and acted by unanimous written consent once during 1998. The Audit Committee recommends the engagement of independent auditors, reviews the scope and results of their audits, reviews with the independent auditors and management the Company's accounting and reporting principles, policies and practices, and generally performs functions related to financial matters of the Company.

     The Company does not have a nominating committee or any committee performing the function thereof.

Executive Officers

     The executive officers of the Company, and certain information about them, are as follows:

Name                    Age                Positions
--------------------------------------------------------------------------------
Joyce Freedman          64         Chairman of the Board and Co-Chief Executive
                                   Officer
Maurizio Vecchione      37             Co-Chief Executive Officer, President and
                                   Director
Lee Freedman            75         Vice President, Finance, Chief Financial
                                   Officer and Director
Linda Freedman          40         Vice President, Marketing
Steven Gentry           39         Vice President, Engineering

     Officers are appointed by and serve at the discretion of the Board of Directors. All officers were appointed for terms ending upon their deaths, resignations, removal or appointment and qualification of a successor. For information concerning Joyce Freedman, Maurizio Vecchione and Lee Freedman, see "Proposal 1 - Election of Directors" above.

     Linda Freedman has served in the capacity of Vice President, Marketing of the Company since October 1988, a position to which she was formally elected in January 1996. From February 1984 to September 1988, she served as Advertising Director for Baker Communications, Inc., which publishes Beverly Hills 213, a Beverly Hills-based newspaper. Linda Freedman is the daughter of Joyce and Lee Freedman.

     Steven Gentry joined the Company in June 1992 as a Senior Product Manager, in March 1995 became the Company's Director of Engineering, in April 1997 became the Company's Director of Research and Development, in October 1997 became the Company's Chief Technology Officer and, in February 1998 was appointed to the position of Vice President, Engineering. From June 1989 to June 1992, Mr. Gentry was self-employed, using the trade name Segtec, and engaged in the development of software for the consumer entertainment market.

Certain Relationships and Related Transactions

     The Company has employment agreements with certain executive officers. See "Executive Compensation-Employment Contracts" below.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors and officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). The specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this report any failure to file by the established dates. To the knowledge of the Company and based solely on a review of the Section 16(a) reports furnished to the Company during 1998, none of the Company's directors, officers or persons holding more than ten percent of the Company's Common Stock were delinquent in filing reports pursuant to Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes the compensation paid during each of 1998, 1997 and 1996 to the Company's chief executive officer and other executive officers whose compensation exceeded $100,000 in 1998:

                                                               Long-Term
                                            Other         Compensation Awards
                                            Annual    --------------------------
                                            Compen-   Restricted      Securities
Name and             Fiscal                 sation    Stock Awards    Underlying
Principal Position    Year   Salary   Bonus    (1)        (2)          Options
--------------------------------------------------------------------------------
Joyce Freedman       1998   $200,000  $100,000    $7,200     $ 0        200,000
Chairman of the      1997   $150,000   $20,999    $4,800     $ 0         37,227
Board & Chief        1996   $150,000   $36,619    $4,800     $ 0              0
Executive Officer

Maurizio Vecchione   1998   $200,000  $100,000    $7,200     $ 0        200,000
President & Chief    1997   $150,000   $20,999    $4,800     $ 0         37,227
Operating Officer    1996   $150,000   $36,619    $4,800     $ 0              0

Lee Freedman         1998   $125,000     $   0    $4,800     $ 0         50,000
Vice President,      1997   $125,000     $   0    $4,800     $ 0              0
Finance & Chief      1996   $125,000     $   0    $4,800     $ 0              0
Financial Officer

Linda Freedman       1998   $125,000     $   0    $4,800      $ 0      85,000(3)
Vice President,      1997   $100,000   $32,261    $4,800      $ 0        55,000
Marketing            1996   $106,029   $24,710    $4,800    $25,965           0

Steven Gentry        1998   $120,000     $   0      $ 0     $39,687(4)   25,000
Vice President,      1997   $100,000     $   0      $ 0       $ 0             0
Engineering          1996    $90,833     $   0      $ 0     $19,470     180,000

____________________

(1) Other Annual Compensation consists of automobile allowances.

(2) As of December 31, 1998, Linda Freedman held 2,596 restricted shares valued at $44, 132, and Steven Gentry held 6,490 restricted shares valued at $110,330, which values are based on the market value of the Company's Common Stock of $17.00 per share at December 31, 1998. The Company currently pays no dividends on Common Stock.

(3) Consists of options to purchase 25, 000 shares granted during 1998 and options to purchase 60,000 shares granted in previous years which were repriced during 1998.

(4) Consists of 2,597 shares of restricted Common Stock granted to Steven Gentry during 1998, all of which shares were vested as of December 31, 1998. The Company currently pays no dividends on Common Stock.

Option Grants in Last Fiscal Year

     The following table sets forth information concerning option grants during fiscal year 1998 to each of the executive officers named in the Summary Compensation Table on page 7 who received stock option grants in 1998. The Company has not granted any stock appreciation rights (SARs). Unless otherwise indicated in the footnotes, all options had vested and were exercisable as of December 31, 1998.

                                Individual Grants
--------------------------------------------------------------------------------
                Number of         Percent of Total     Exercise or
            Shares Underlying    Options Granted to    Base Price     Expiration
  Name      Options Granted     Employees in Fiscal      ($/Sh)          Date
                                         Year (1)
--------------------------------------------------------------------------------
Joyce Freedman      200,000(2)        23.8%            $15.88          4/7/08
Maurizio Vecchione  200,000(2)        23.8%            $15.88          4/7/08
Lee Freedman         25,000            3.0%            $15.88          4/7/08
Lee Freedman         25,000            3.0%            $16.13          4/15/08
Linda Freedman       25,000            3.0%             $9.50          4/15/08
Linda Freedman       10,000(3)(4)      1.5%(5)          $9.50          8/27/07
Linda Freedman       50,000(3)         7.7%(5)          $9.50         10/26/07
Steven Gentry        25,000            3.0%             $9.50          4/15/08

__________________

(1) The Company granted options to purchase an aggregate of 840,000 shares to employees in 1998.

(2) As of December 31, 1998, no options had vested or become exercisable.

(3) Represent options granted during 1998 in connection with option repricings, which repricings were effected through the cancellation of options granted in previous fiscal years and the grant of repriced options.

(4) As of December 31, 1998, 4,000 options had vested and were exercisable, and the balance will vest and become exercisable in three 2,000 share installments on October 24 of 1999, 2000 and 2001.

(5) The Company repriced options to purchase an aggregate of 649,000 shares in 1998.

Option Exercises and Year End Value Table

     The following table sets forth information concerning option exercises during the last fiscal year by the executive officers named in the Summary Compensation Table on page 7 and the value of options held by such officers as of December 31, 1998:

                                     Number of Securities   Value of Unexercised
                                      Underlying Options    In-the-Money Options
                                     at December 31, 1998   at December 31, 1998
                                                                    (1)
                                     --------------------   --------------------
                   Shares        Value
                  Acquired     Realized
Name             on Exercise      ($)      Exercisable        Exercisable
                      (#)                        Unexercisable     Unexercisable
--------------------------------------------------------------------------------
Joyce Freedman       0          0      37,227   200,000            0    $224,000
Maurizio Vecchione   0          0      37,227   200,000            0     224,000
Lee Freedman         0          0      50,000         0      $50,000           0
Linda Freedman       0          0      82,000     6,000     $625,890      45,000
Steven Gentry     35,000   $406,875   160,000         0   $1,807,500           0

____________________

(1) Dollar value is based on the market value of the Company's Common Stock of $17.00 per share at December 31, 1998 minus the per share exercise price.


Compensation of Directors

     Three non-employee members of the Board of Directors, Leslie Saleson, Peter Frank and Andrea Vecchione, received compensation in the form of warrants to purchase shares of Common Stock from the Company in 1998 for their service on the Board. In October 1998, the Company granted to each of Peter Frank, Leslie Saleson and Andrea Vecchione ten-year warrants to purchase 6,000 shares of Common Stock at an exercise price of $9.50 per share, 2,000 shares of which vested immediately and the balance of which vest in two 2,000 share installments on October 9 of 1999 and 2000. In October 1998, the Company repriced five-year warrants which had been granted to F. Stephen Wyle during 1997 to purchase a total of 8,000 shares of Common Stock, changing the exercise price on such warrants from $16.375 per share to $9.50 per share, which price was approximately equal to the average closing price of the Company's Common Stock on the Nasdaq National Market for the five trading days ended October 9, 1998. Also in October 1998, the Company repriced ten-year warrants that had been granted during 1997 to each of Leslie Saleson and Andrea Vecchione to purchase 2,000 shares of Common Stock at an exercise price of $17.25 per share, changing such exercise price to $9.50 per share, which price was approximately equal to the average closing price of the Company's Common Stock on the Nasdaq National Market for the five trading days ended October 9, 1998.

Employment Contracts

     Effective January 1, 1998, the Company entered into employment agreements with Joyce Freedman, as Chairman of the Board and Chief Executive Officer, and Maurizio Vecchione, as President and Chief Operating Officer, which have terms expiring December 31, 2005. The employment agreements each provide for an annual salary of $200,000, a signing bonus of $100,000 and a monthly automobile allowance of $600. Each employment agreement further provides for an annual performance bonus payable for each calendar year during the term of the agreement, in an amount to be determined by the Compensation Committee of the Board. In addition, in connection with the employment agreements, the Company granted to each of Ms. Freedman and Mr. Vecchione a five-year option to purchase 200,000 shares of Common Stock. Such options vest and become exercisable as follows: if the closing sale price of the Company's Common Stock is greater than $10 per share for a period of 20 consecutive trading days in any fiscal year during the term of the employment agreement, options to purchase 50 shares of Common Stock for each $1,000 of net income (before deductions for taxes and executive bonuses) of the Company in such calendar year vest and become exercisable at an exercise price equal to the market value per share on the grant date. No options granted under these employment agreements vested or became exercisable for either Ms. Freedman or Mr. Vecchione during 1998.

Option Repricings

     The following table sets forth information concerning repricings during fiscal 1998 of options held by the executive officers named in the Summary Compensation Table on page 7, and the value of options held by such officers as of December 31, 1998:

                       Number of    Market                             Length of
                          Shares   Price of   Exercise                  Original
                       Underlying  Stock at   Price at               Option Term
                         Options   Time of    time of       New     Remaining at
                        Repriced   Repricing  Repricing   Exercise       Date of
Name & Position   Date       (#)      ($)        ($)      Price ($)    Repricing
--------------------------------------------------------------------------------
Linda Freedman
Vice President,     10/9/98    10,000    9.00    14.75    9.50      8 years, 11
Marketing                                                                months
Linda Freedman      10/9/98    50,000    9.00    17.50    9.50        9 years
Linda Freedman      10/9/98    25,000    9.00    16.13    9.50       9 years, 6
                                                                         months
Steven Gentry
Vice President,     10/9/98    25,000    9.00    16.13    9.50       9 years, 6
Engineering                                                              months

____________________

REPORT ON THE REPRICING OF OPTIONS

     The Compensation Committee of the Board of Directors of the Company (the "Committee") has furnished the following report regarding the repricing of options during fiscal 1998.

     In 1995, the Company established the 1995 Stock Option Plan (the "1995 Plan"). The purposes of the 1995 Plan are to attract and retain the best available personnel, to promote the success and enhance the value of the Company by providing participants with incentives for outstanding performance, and to enable participants to share in the growth and prosperity of the Company by providing them with an opportunity to purchase stock in the Company. The
Committee believes that such equity incentives are a significant factor in the Company's ability to motivate key employees who are critical to the Company's long-term success and its ability to achieve its performance objectives, and that stock options constitute one of the primary components of the Company's compensation structure. When awarding stock options, the Company takes into consideration the individual's past performance and contribution to the Company, as well as future potential. Up to an aggregate number of 1,650,000 shares may currently be granted under the 1995 Plan.

     In October 1998, the Company considered the repricing of certain existing stock options that, as a result of various market circumstances, were at option exercise prices in excess of the then-current market price of the common stock of the Company. The Committee and the Board believed that, as a result of the disparity between the exercise price of these options and the recent market prices for the Company's Common Stock, the options no longer provided meaningful incentives to the employee holding such options. Consequently, on October 9, 1998 the Board approved the repricing of certain outstanding employee stock options previously granted under the 1995 Plan to $9.50 per share, which was approximately equal to the average closing price of the Company's Common Stock on the Nasdaq National Market for the five trading days ended October 9, 1998. The transaction was accomplished through the cancellation of the previously granted options and a grant of the repriced options. Except for the exercise price, all other terms of the options, including the vesting periods, expiration dates, and number of shares underlying the options, remained unchanged. The reduction of exercise price affected options to purchase 649,000 shares of common stock.

     The  Compensation   Committee   believes  that  by  repricing  the  options
previously granted under the 1995 Plan, the Company has restored the incentive for such employees to work toward the success of the Company.

     Submitted by the members of the Compensation Committee:

                                       Peter Frank
                                       Leslie Saleson
                                       Stephen Wyle


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors currently consists of F. Stephen Wyle, Leslie Saleson and Peter Frank. None of these individuals was an officer or employee of the Company at any time during the 1998 fiscal year or at any other time. No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Committee Responsibilities

     The Compensation Committee of the Board of Directors is comprised of three non-employee Directors. Compensation Committee responsibilities, in connection with the compensation of executive officers of the Company, including the executive officers named in the Summary Compensation Table on page 7 (the "Named Executive Officers"), include the review and recommendations with respect to the base salary levels of the executive officers of the Company, performance-based compensation arrangements, the Company's stock option plan, all employment agreements and amendments thereof, the Company's retirement plan, and all other aspects of compensation.

Overall Compensation Philosophy

     The underlying objectives of the Company's compensation philosophy and strategy for executive officers are: (i) to provide a total compensation package for officers that is competitive and enables the Company to attract and retain key executive and employee talent needed to accomplish the Company's business objectives and (ii) to link directly compensation to improvements in Company performance and increases in shareholder value as measured principally by the trading price of the Company's common stock. Accordingly, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's common stock share price.

     The basic elements of the Company's executive compensation packages are base salary, bonus and long-term incentive compensation. The Compensation Committee considers the full compensation package provided by the Company to each individual, including severance arrangements, insurance and other benefits.

Base Salaries

     Individual salaries for specified executives are reviewed annually and adjusted based on the Compensation Committee's assessment as to individual responsibilities and performance over time. When reviewing the individual performance of executives other than the Co-Chief Executive Officers, the Compensation Committee considers the views of the Co-Chief Executive Officers. The Company's approach to base compensation is to adjust salaries where appropriate and as competitive forces may require, to control the fixed portion of compensation costs, and to place significant emphasis on long-term incentive compensation, as further discussed below.

Long Term Incentive Compensation

     The  Compensation  Committee  believes  that  in  the  highly  competitive, emerging markets in which the Company operates, equity-based compensation provides the greatest incentive for outstanding executive performance and the greatest alignment of management and shareholder long-term interests. Equity-based incentives are provided primarily through stock option grants under the Company's 1995 Stock Option Plan (the "1995 Plan"). The grants are designed to align the interests of each executive officer with those of the Company's shareholders and provide each individual with a meaningful incentive to manage the Company from the perspective of an owner with an equity stake in the business.

     The shares subject to option grants under the 1995 Plan generally vest in installments over a period of up to five years, contingent upon the executive officer's continued employment with the Company, or upon the satisfactory attainment of certain performance objectives set by the Board. Accordingly, such an option grant will provide a return to an executive officer only if the executive officer remains employed by the Company during the applicable vesting period, or the relevant performance objective is met, and then only if the market price of the underlying shares appreciates over the option term. Each grant allows the individual to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years).

     The number of shares subject to each option grant will be set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee will also consider the executive officer's existing holdings of the Company's Common Stock and the number of vested and unvested options held by that individual in order to maintain an appropriate level of equity incentive. However, the Compensation Committee does not intend to observe any specific guidelines as to the relative option holdings of the Company's executive officers. The Board and the

Compensation Committee has the discretion to determine the terms and conditions of options under the 1995 Plan. During 1998, the Company made the following new grants of stock options to Named Executive Officers:

         Joyce Freedman - 200,000 options exercisable at $15.88 per share; Maurizio Vecchione - 200,000 options exercisable at $15.88 per share; Lee Freedman - 25,000 options exercisable at $15.88 per share;
                        25,000 options exercisable at $16.13 per share;
         Linda Freedman - 85,000 option exercisable at $9.50 per share; and Steven Gentry - 25,000 options exercisable at $9.50 per share.

     The exercise price of such options was equal to the fair market value of the underlying Common Shares on the date of grant, as may have subsequently been adjusted in connection with option repricings, as further discussed under "Executive Compensation-Option Repricings" above. The Compensation Committee considered the amount of options already held by such executive officers in determining the amount of the 1998 grants.

CEO Compensation

     Ms. Freedman and Mr. Vecchione each received a salary of $200,000 and a bonus of $100,000 for 1998. In connection with the employment agreements entered into by the Company with Ms. Freedman and Mr. Vecchione during 1998, each of Ms. Freedman and Mr. Vecchione received a signing bonus of $100,000, and the Company granted to each of Ms. Freedman and Mr. Vecchione a five-year option to purchase 200,000 shares of Common Stock of the Company. Such options have vesting terms tied directly to the Company's performance. The options vest and become exercisable as follows: if the closing sale price of the Company's Common Stock is greater than $10 per share for a period of 20 consecutive trading days in any fiscal year during the term of each employment agreement, options to purchase 50 shares of Common Stock for each $1,000 of net income (before deductions for taxes and executive bonuses) of the Company in such calendar year vest and become exercisable at an exercise price equal to the market value per share on the grant date. No options granted under these employment agreements vested or became exercisable for either Ms. Freedman or Mr. Vecchione during 1998. Neither Ms. Freedman nor Mr. Vecchione were granted additional options during 1998.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for the 1998 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from such limitations on deductibility. As it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

Conclusion

     It is  the  opinion  of  the  Compensation  Committee  that  the  executive compensation policies and programs in effect for the Company's executive officers provide an appropriate level of total remuneration which properly aligns the Company's performance and the interests of the Company's stockholders with competitive executive compensation in a balanced and reasonable manner, for both the short and long-term. A significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation, thereby providing long-term incentives to executives to achieve the goals central to the Company's business strategy. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

         Submitted by the members of the Compensation Committee:

                           Peter Frank
                           Leslie Saleson
                           Stephen Wyle

STOCK PRICE PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total return on the Common Stock of the Company with the cumulative total return of the Nasdaq U.S. Index and the Hambrecht and Quist Technology Index, resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period beginning on the date of the Company's initial public offering of Common Stock on March 27, 1996 and ending on December 31, 1998.

         ModaCAD, Inc.   Nasdaq Stock Market (US)   Hambrecht & Quist Technology
Mar.-96     $100.00             $100.00                    $100.00
Dec.-96      140.92              117.50                     121.72
Dec.-97      486.38              144.15                     142.39
Dec.-98      412.12              202.63                     221.27

Note: Stock price performance shown in the Stock Price Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 21, 1999 by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors;
(iii) each of the executive officers named in the Summary Compensation Table on page 7; and (iv) the current directors and executive officers of the Company as a group:

Name and Address  of            Amount & Nature of
Beneficial Owner (1)         Beneficial Ownership(2)        Percent of  Class(3)
--------------------------------------------------------------------------------
Joyce Freedman                           1,593,474 (4)                  21.3%

Lee Freedman                             1,364,134 (5)                  18.2%

Intel Corporation                          581,534 (6)                   7.7%
2200 Mission College Blvd
Santa Clara, CA  95052

Maurizio and Andrea Vecchione              458,846 (7)                   6.2%

Castle Creek Technology Partners, LLC      455,218 (8)                   6.2%
77 W. Wacker Drive, Suite 4040
Chicago, IL 60601

Steven Gentry                              166,490 (9)                   2.2%

Linda Freedman                              84,596(10)                   1.1%

F. Stephen Wyle                              6,000(11)                     *
128 Maryland Street
El Segundo, California  90245

Peter Frank                                  2,000(12)                     *
9903 Santa Monica Blvd., Suite 327
Beverly Hills, California  90210

Leslie Saleson                               4,000(13)                     *
9925 Anthony Place
Beverly Hills, California 90210

All current directors and officers
as a group (9 persons)                   2,455,358                      31.6%

---------------------------
*    Less than one percent.

(1) The business address for Joyce Freedman, Lee Freedman, Maurizio and Andrea Vecchione, Steven Gentry and Linda Freedman is 3861 Sepulveda Blvd., Culver City, California 90230.

(2) Except to the extent the shares owned are subject to community property laws or as otherwise indicated, beneficial ownership represents sole voting and sole investment power with respect to the Company's Common Stock. Shares that a person is deemed to beneficially own by reason of having the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage of such person's beneficial ownership.

(3) Based on 7,401,515 total shares outstanding as of May 21, 1999.

(4 ) Consists of 369,292 shares held by Joyce Freedman as her separate property and with respect to which she does not share voting or investment power with her husband, Lee Freedman, 1,136,955 shares held jointly by Joyce Freedman and Lee Freedman, as to which shares they share voting and investment power, 37,227 shares which may be purchased by Joyce Freedman pursuant to currently exercisable stock options at an exercise price of $20.06 per share, 25,000 shares which may be purchased by Lee Freedman pursuant to currently exercisable stock options at an exercise price of $15.88 per share and 25,000 shares which may be purchased by Lee Freedman pursuant to currently exercisable stock options at an exercise price of $16.13 per share.

(5) Consists of 139,952 shares held by Lee Freedman as his separate property and with respect to which he does not share voting or investment power with his wife, Joyce Freedman, 1,136,955 shares held jointly by Lee Freedman and Joyce Freedman, as to which shares they share voting and investment power, 25,000 shares which may be purchased by Lee Freedman pursuant to currently exercisable stock options at an exercise price of $15.88 per share, 25,000 shares which may be purchased by Mr. Freedman pursuant to currently exercisable stock options at an exercise price of $16.13 per share, and 37,227 shares which may be purchased by Joyce Freedman pursuant to currently exercisable stock options at an exercise price of $20.06 per share.

(6) Consists of 455,218 shares of Common Stock held by Intel Corporation ("Intel") and 126,316 shares which may be purchased by Intel upon the exercise of a currently exercisable five-year warrant at an exercise price of $19.00 per share. Amount excludes 538,674 shares of Common Stock which may be purchased by Intel, subject to shareholder approval at the Company's 1999 Annual Meeting, upon the exercise of common stock purchase warrants which were purchased by Intel in April 1999. If such shares had been included in this table, the amount of Intel's beneficial ownership and percent of class held by Intel as of April 9, 1999 would be 1,120,208 shares and 13.9%, respectively.

(7) Consists of 417,619 shares of Common Stock held jointly by Maurizio and Andrea Vecchione, 37,227 shares which may be purchased by Maurizio Vecchione pursuant to currently exercisable stock options at an exercise price of $20.06 per share, and 4,000 shares which may be purchased by Andrea Vecchione upon the exercise of vested and currently exercisable warrants at an exercise price of $9.50 per share.

(8) Consists of 455,218 shares of Common Stock held by Castle Creek Technology Partners LLC ("Castle Creek"). Excludes 538,674 shares issuable upon exercise of common stock warrants which were issued to Castle Creek in April 1999. Under the terms of the warrants held by Castle Creek, no holder thereof can exercise any portion of such warrants if such exercise would increase such holder's beneficial ownership of common stock to in excess of 9.99%, and none of the warrants can be exercised in the absence of shareholder approval. Upon such shareholder approval, Castle Creek's beneficial ownership, in the absence of other changes, will be approximately 616,000 shares, representing 9.99% of the shares outstanding prior to the Investors Transaction described under Proposal 2 below. Absent such limitations, the warrants held by Castle Creek would be exercisable for 538,674 shares of common stock which, when added to the 455,218 shares currently held of record by Castle Creek, would represent 993,892 shares of common stock and 12.5% of the outstanding shares of common stock upon such exercise. Pursuant to a management agreement, Castle Creek Partners, LLC may be deemed to beneficially own the securities held by Castle Creek. Castle Creek Partners, L.L.C. disclaims such beneficial ownership. John Ziegelman and Daniel Asher, as managing members of Castle Creek Partners, L.L.C., may be deemed to be beneficial owners of such securities. Messrs. Asher and Ziegelman disclaim such beneficial ownership.

(9) Consists of 6,490 shares of Common Stock held by Mr. Gentry, 135,000 shares which may be purchased by Mr. Gentry pursuant to currently exercisable stock options at an exercise price of $5.00 per share, and 25,000 shares which may be purchased by Mr. Gentry pursuant to currently exercisable stock options at an exercise price of $9.50 per share.

(10) Consists of 2,596 shares of Common Stock held by Linda Freedman, 79,000 shares which may be purchased by Linda Freedman pursuant to currently exercisable  stock  options  at an  exercise  price of $9.50 per share and 3,000 shares which may be purchased by Linda Freedman pursuant to currently exercisable stock options at an exercise price of $5.87 per share.

(11) Consists of 2,000 shares of Common Stock which may be purchased by Mr. Wyle upon the exercise of vested and currently exercisable warrants at an exercise price of $4.25 per share, and 4,000 shares of Common Stock which may be purchased by Mr. Wyle upon the exercise of vested and currently exercisable warrants at an exercise price of $9.50 per share.

(12) Consists of 2,000 shares of Common Stock which may be purchased by Mr. Frank upon the exercise of vested and currently exercisable warrants at an exercise price of $9.50 per share.

(13) Consists of 4,000 shares of Common Stock which may be purchased by Ms. Saleson upon the exercise of vested and currently exercisable warrants at an exercise price of $9.50 per share.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has employment agreements with certain executive officers. See "Executive Compensation-Employment Contracts" above.


                                   PROPOSAL 2

                APPROVAL OF ISSUANCE OF INVESTORS WARRANT SHARES
                       AND PLACEMENT AGENTS WARRANT SHARES

General

     On April 7, 1999, in a private placement under the Securities Act of 1933, as amended, and pursuant to the terms and conditions of a Securities Purchase Agreement dated April 7, 1999 (the "Investors Agreement"), the Company sold 776,827 shares of Common Stock (the "Investors Shares") equal to approximately 10.5% of the then-total outstanding shares of Common Stock, to four institutional investors (the "Investors"), for an aggregate purchase price of $8,532,473 (the "Investors Transaction"). Paine Webber Incorporated ("PW") and ING Baring Furman Selz LLC ("ING") acted as placement agents (the "Placement Agents") in connection with the private placement of the Investors Shares and were issued warrants (the "Placement Agents Warrants") to purchase up to an aggregate of 33,921 shares of Common Stock as consideration for services rendered to the Company. In connection with the private placement, the Investors were issued warrants to purchase an aggregate of 919,243 shares of Common Stock (the "Investors Warrants"). Shareholder approval was not required for the sale of the Investors Shares and Investors Warrants. Shareholder approval, however, is required for the issuance of the shares issuable upon exercise of the Investors Warrants (the "Investors Warrant Shares") and issuable upon exercise of the Placement Agents Warrants (the "Placement Agents Warrant Shares") under the terms of the Investors Agreement and the engagement agreement with the Placement Agents, and, depending upon the valuation of the Investors Shares and the Investors Warrants, shareholder approval may be required under the Nasdaq rules by reason of the Company's Common Stock being listed on the Nasdaq Stock Market National Market System. For these reasons, the Company is soliciting shareholder approval of Proposal 2.

     If shareholder approval is not obtained for Proposal 2, the holders of the Investors Warrants and of the Placement Agents Warrants will have the option to require the Company to repurchase all or any portion of the Investors Warrants and the Placement Agents Warrants at a price that may exceed the then-current market value of the shares of Common Stock issuable upon exercise of the Investors Warrants and the Placement Agents Warrants.

     THE BOARD OF DIRECTORS BELIEVES THAT THE INVESTORS TRANSACTION IS FAIR TO, AND IS ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF 919,243 SHARES OF COMMON STOCK UPON EXERCISE OF THE INVESTORS WARRANTS AND 33,921 SHARES OF COMMON STOCK UPON EXERCISE OF THE PLACEMENT AGENTS WARRANTS. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF PROPOSAL 2 UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Investors Transaction

     THE  FOLLOWING  IS A  SUMMARY  OF  SELECTED  INFORMATION  RELATING  TO  THE
INVESTORS TRANSACTION. COPIES OF THE INVESTORS AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT ENTERED INTO CONCURRENTLY WITH THE INVESTORS AGREEMENT (THE "REGISTRATION RIGHTS AGREEMENT"), AND THE FORM OF INVESTORS WARRANTS (COLLECTIVELY, THE "INVESTORS TRANSACTION DOCUMENTS") WHICH RELATE TO THE INVESTORS TRANSACTION HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), AND THE COMPANY WILL, UPON REQUEST, PROVIDE A COPY OF SUCH INVESTORS TRANSACTION DOCUMENTS TO ANY SHAREHOLDER AT NO COST.

     Investors Warrants and Placement Agents Warrants. The Investors Warrants consist of (i) warrants exercisable for five years from issuance to purchase an aggregate of 271,889 shares of Common Stock at an exercise price of $13.72 per share (the "First Investors Warrants"); (ii) warrants exercisable for 15 months from issuance to purchase an aggregate of 323,677 shares of Common Stock at an exercise price of $13.18 per share (the "Second Investors Warrants"), and (iii) warrants exercisable for 12 months from issuance to purchase an aggregate of 323,677 shares of Common Stock at an exercise price of $13.18 per share (the "Third Investors Warrants"). The Placement Agents Warrants are exercisable for five years from issuance to purchase an aggregate of 33,921 shares of Common Stock at an exercise price of $10.98 per share. The First Investors Warrants and the Placement Agents Warrants provide for an optional cashless exercise; the Second Investors Warrants and the Third Investors Warrants do not provide for cashless exercise. Each of the Investors Warrants and the Placement Agents Warrants contains anti-dilution provisions which increase the number of Investors Warrant Shares and Placement Agents Warrant Shares if the Company issues its securities for below-market consideration. The number of Investors Warrant Shares and Placement Agents Warrant Shares is also subject to adjustment upon the occurrence of certain events, such as stock splits, dividends, or recapitalizations; and upon any sale of shares of Common Stock beneficially owned by certain executives of the Company during specified periods of time. The Investors and the Placement Agents may elect to receive cash consideration in exchange for the Investors Warrants and the Placement Agents Warrants in connection with certain major transactions (such as a sale of the Company or its merger into another company).

     Investors Registration Rights. As required under the Registration Rights Agreement, the Company filed with the Securities and Exchange Commission (the "SEC") on April 21, 1999, a registration statement on Form S-3 (the "Investors Registration Statement") covering, among other securities, the Investors Shares and the Investors Warrant Shares. The Investors Registration Statement became effective on May 6, 1999, and, subject to specified exceptions, the Company has agreed to maintain the effectiveness of the Registration Statement until such time as all of the Investors Shares and the Investors Warrant Shares have been sold or may be sold without registration. The Investors Agreement contains customary indemnification provisions with respect to the registration for resale of the shares issuable upon exercise of the Investors Warrants.

     Placement Agents Registration Rights. The Placement Agents have the right to require the Company to file with the SEC a registration statement on Form S-3 (the "Placement Agents Registration Statement") covering the Placement Agents Warrant Shares promptly after shareholder approval of Proposal 2, if Proposal 2 is approved. The Company has agreed, subject to specified exceptions, to maintain the effectiveness of the Placement Agents Registration Statement, after it has been filed and become effective, until such time as all of the Placement Agents Warrant Shares have been sold.

     Use of Proceeds. Net proceeds from the sale of the Investors Shares and from any exercise of the Investors Warrants and the Placement Agents Warrants other than in a cashless exercise are to be used for general corporate matters and working capital purposes, including the launch and marketing of Styleclick.com and future Internet shopping sites, enhancement of the Company's existing software products, expansion of the Company's product lines by developing new software products principally directed at the consumer marketplace, and expansion of the Company's distribution network and sales and marketing forces within the United States and internationally. Pending such uses, the Company will invest the net proceeds from sale of the Investors Shares and from any exercise of the Investors Warrants and Placement Agents Warrants in short-term, investment grade, interest-bearing securities.

Board of Directors Recommendations

     The Board of Directors has reviewed and considered the terms and conditions of the Investors Transaction and believes that the Investors Transaction is fair to, and is advisable and in the best interests of, the Company and its shareholders. The Board of Directors has unanimously approved the Investors Transaction, including issuance of the Investors Warrant Shares and of the Placement Agents Warrant Shares, and unanimously recommends that the shareholders vote FOR approval of Proposal 2. The Company's directors and executive officers (who currently hold Common Stock representing approximately 28% of the Company's outstanding Common Stock) have indicated that they intend to vote all shares of voting stock over which they exercise voting power as of the close of business on the Record Date for approval of Proposal 2. The Board of Directors, in recommending shareholder approval of Proposal 2, considered a number of factors, including (a) the substantial increase in the working capital of the Company that resulted from sale of the Investors Shares, and, as an integral part of the Investors Transaction, that will result from the proceeds from the exercise of the Second Investors Warrants and Third Investors Warrants,
(b) the increased flexibility in the Company's cash flow position due to the termination of its obligation to pay royalties to Intel as described in Proposal 3, (c) the terms of the Investors Transaction Documents, and (d) the alternatives to the Investors Transaction, including alternative public or private financing.

Other Considerations

     While the Board of Directors is of the opinion that the Investors Transaction is fair to, and is advisable and in the best interests of the Company and its shareholders, and has recommended that the shareholders approve Proposal 2, shareholders should consider the following possible effects, as well as the other information contained in this Proxy Statement, in determining whether to approve Proposal 2:

     Possible Dilutive Effect of Investors and Placement Agents Warrant Shares. The exercise prices of the Investors Warrants and the exercise price of the Placement Agents Warrants are at a premium over the market price of the Common Stock of the Company at the time of issuance of the Investors Warrants and the Placement Agents Warrants (April 7, 1999). If, at the time any of such warrants is exercised, the market price of the Common Stock exceeds the exercise price, the holders of Common Stock will be diluted by an amount that depends on the then-current market price of Common Stock. In connection with the issuance of the Investor Shares, the Investors, in the aggregate, became entitled to exercise approximately 10.5% of the Company's voting power. The issuance of any Investors Warrant Shares and Placement Agents Warrant Shares will have further dilutive effects on the voting power of the shares of Common Stock outstanding prior to such issuance.

     Payment on Occurrence of Certain Major Corporate Transactions. The Investors and the Placement Agents have the right, upon the occurrence of certain major corporate transactions involving the Company, to receive cash consideration in exchange for the Investors Warrants and the Placement Agents
Warrants, as applicable. Such a right may diminish the attractiveness the Company might have to potential merger or acquisition partners. Accordingly, approval of Proposal 2 may hinder a sale, merger or consolidation of the Company, should such a transaction be proposed and approved by the Board of Directors.

     Potential Additional Concentration of Voting Power. One of the Investors, Castle Creek Technology Partners LLC. ("Castle Creek"), acquired in the Investor Transaction approximately 6.02% of the Company's outstanding Common Stock (and could increase its ownership through the exercise of warrants to 9.99% of the Company's outstanding Common Stock when and if the issuance of the Investors Warrant Shares is approved by the shareholders). If the Investors Warrants held by Castle Creek were exercised and not sold, and none of the Investors Shares received by Castle Creek in the Investors Transaction were sold, such exercise would cause a substantial increase in Castle Creek's voting power as a result of its acquisition of Investors Warrant Shares.

     Potential Change In Control. The Nasdaq standards require shareholder approval for a transaction deemed to constitute a "change in control." Although the Company does not believe that the issuance of the shares of Common Stock upon exercise of the Investors Warrants and the Placement Agents Warrants constitutes a "change in control" under Nasdaq's rules, if the transactions were to be so construed, the approval sought hereby would also be effective to satisfy the shareholder vote required by the Nasdaq standards. The Company currently has no basis to believe that the Investors, Intel and the Placement Agents would vote together as a group or seek to exercise actual control of the Company, either with or against the Company's management.

Absence of Appraisal Rights

     Under California law, objecting shareholders will have no appraisal, dissenters' or similar rights (i.e., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel the Company to purchase their Common Stock for cash in that amount) with respect to matters presented at the Annual Meeting or otherwise with respect to the Investors Transaction, nor will the Company voluntarily accord such rights to shareholders. Therefore, approval by the requisite number of shares of the matters presented at the Annual Meeting will bind all shareholders and objecting shareholders will be able to liquidate their Common Stock only by selling it in the market.

Consequences if the Proposal is Not Approved

     If shareholder approval is not obtained for Proposal 2, each of the Investors and the Placement Agents has the option to require the Company to repurchase all or any portion of the Investors Warrants and Placement Agents Warrants at a price that may exceed the then-current market value of the shares of Common Stock issuable upon exercise of the Investors Warrants and the Placement Agents Warrants. If the repurchase option is elected, the repurchase price will be calculated by reference to the greater of (i) 150% of the value of an option to purchase one share of common stock determined by reference to the Black-Scholes formula utilizing the applicable Bloomberg online pages and using variable values as of April 7, 1999, and (ii) the average closing sale price during the ten trading days immediately preceding the earlier of July 30, 1999, and the annual meeting of shareholders at which shareholder approval is considered, minus the exercise price (the "Exchange Price"). The Exchange Price is payable in cash or, if, in the good faith business judgment of the Company's Board of Directors, the Company does not have sufficient liquidity to pay some or all of the Exchange Price, the Company may pay such portion of the Exchange Price in the form of a one-year promissory note bearing interest at the then-current prime rate. If the Company were required to repurchase the Investors Warrants and the Placement Agents Warrants, such repurchase could materially and adversely affect the Company's financial condition and operations, and there can be no assurance that the Company would have the funds to satisfy its repurchase obligations.

Vote Required

     The affirmative vote at the Annual Meeting by the holders of a majority of votes cast in person or by proxy on Proposal 2 is required to authorize the issuance of the Investors Warrant Shares upon exercise of the Investors Warrants and the Placement Agents Shares upon exercise of the Placement Agents Warrants. For purposes of calculating votes cast, abstentions and broker non-votes are not included as votes cast.

                                   PROPOSAL 3

            APPROVAL OF ISSUANCE OF PRIVATE PLACEMENT WARRANT SHARES

General

     On April 7, 1999, the Company entered into a Stock and Warrant Purchase and Investors Right Agreement (the "Intel Agreement") with Intel Corporation ("Intel"). Pursuant to the Intel Agreement, the Company issued, in a private placement under the Securities Act of 1933, as amended, to Intel 455,218 shares of Common Stock (the "Intel Shares") and granted to Intel warrants to purchase an aggregate of 538,674 shares of Common Stock (the "Intel Warrants") in consideration of the termination of the Company's obligation to make royalty payments to Intel under a 1997 software development agreement (the "Intel Transaction"). Shareholder approval was not required for the sale of the Intel Shares and the Intel Warrants. Shareholder approval of the issuance of shares of Common Stock issuable upon exercise of the Intel Warrants is required under the terms of the Intel Agreement, and depending upon the valuation of the Intel Shares, may be required under the Nasdaq rules, by reason of the Company's Common Stock being listed on the Nasdaq Stock Market National Market System. For these reasons, the Company is soliciting shareholder approval of Proposal 3.

     If shareholder approval is not obtained for Proposal 3, the holder(s) of the Intel Warrants will have the option to require the Company to repurchase all or any portion of the Intel Warrants at a price that may exceed the then-current market value of the shares of Common Stock issuable upon exercise of the Intel Warrants.

     THE BOARD OF DIRECTORS BELIEVES THAT THE INTEL TRANSACTION IS FAIR TO, AND IS ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF 538,674 SHARES OF COMMON STOCK UPON EXERCISE OF THE INTEL WARRANTS. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF PROPOSAL 3 UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Intel Transaction

     THE FOLLOWING IS A SUMMARY OF SELECTED INFORMATION RELATING TO THE INTEL TRANSACTION. COPIES OF THE INTEL AGREEMENT AND OF THE INTEL WARRANTS (COLLECTIVELY, THE "INTEL TRANSACTION DOCUMENTS") WHICH RELATE TO THE INTEL TRANSACTION HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (the "SEC"), AND THE COMPANY WILL, UPON REQUEST, PROVIDE A COPY OF SUCH INTEL TRANSACTION DOCUMENTS TO ANY SHAREHOLDER AT NO COST.

     Intel Warrants. The Intel Warrants consist of (i) a warrant exercisable for five years from issuance to purchase 159,326 shares of Common Stock at an exercise price of $10.98 per share (the "First Intel Warrant"); (ii) a warrant exercisable for 15 months from issuance to purchase 189,674 shares of Common Stock at an exercise price of $13.18 per share (the "Second Intel Warrant"), and
(iii) a warrant exercisable for 12 months to purchase 189,674 shares of Common Stock at an exercise price of $13.18 per share (the "Third Intel Warrant"). The First Intel Warrant provides for an optional cashless exercise; the Second Intel Warrant and the Third Intel Warrant do not provide for cashless exercise. Each of the Intel Warrants contains anti-dilution provisions which increase the number of shares issuable upon exercise of the Intel Warrants (the "Intel Warrant Shares") if the Company issues its securities for below-market consideration. The number of Intel Warrant Shares is also subject to adjustment upon the occurrence of certain events, such as stock splits, dividends, or recapitalizations; or upon any sale of shares of Common Stock beneficially owned by certain executives of the Company during specified periods. Intel may elect to receive cash consideration in exchange for the Intel Warrants in connection with certain major transactions (such as a sale of the Company or its merger into another Company).

Registration Rights. As required under the Intel Agreement, the Company filed with the Securities and Exchange Commission (the "SEC") on April 21, 1999, a registration statement on Form S-3 (the "Registration Statement") covering, among other securities, the shares issued to Intel at the Closing and the Intel Warrant Shares. The Registration Statement became effective on May 6, 1999, and, subject to specified exceptions, the Company has agreed to maintain the effectiveness of the Registration Statement until such time as all of the Intel Shares and the Intel Warrant Shares have been sold or may be sold without registration. The Intel Agreement contains customary indemnification provisions with respect to the registration for resale of the shares issuable upon exercise of the Intel Warrants.

     Use of Proceeds. Net proceeds from any exercise of the Intel Warrants other than in a cashless exercise are to be used for general corporate matters and working capital purposes, including the launch and marketing of Styleclick.com and future Internet shopping sites, enhancement of the Company's existing software products, expansion of the Company's product lines by developing new software products principally directed at the consumer marketplace, and expansion of the Company's distribution network and sales and marketing forces within the United States and internationally. Pending such uses, the Company will invest any net proceeds from exercise of the Intel Warrants in short-term, investment grade, interest-bearing securities.

Board of Directors Recommendations

     The Board of Directors has reviewed and considered the terms and conditions of the Intel Transaction and believes that the Intel Transaction is fair to, and is advisable and in the best interests of, the Company and its shareholders. The Board of Directors has unanimously approved the Intel Transaction, including issuance of the Intel Warrant Shares and unanimously recommends that the shareholders vote FOR approval of Proposal 3. The Company's directors and executive officers (who currently hold Common Stock representing approximately 28% of the Company's outstanding Common Stock) have indicated that they intend to vote all shares of voting stock over which they exercise voting power as of the close of business on the Record Date for approval of Proposal 3. The Board of Directors, in recommending shareholder approval of Proposal 3, considered a number of factors, including (a) the substantial increase in the working capital of the Company that will result from the proceeds from the exercise of the Second Intel Warrants and Third Intel Warrants, (b) the increased flexibility in the Company's cash flow position due to the termination of its obligation to pay royalties to Intel, and (c) the terms of the Intel Transaction Documents.

Other Considerations

     While the Board of Directors is of the opinion that the Intel Transaction is fair to, and is advisable and in the best interests of the Company and its shareholders, and has recommended that the shareholders approve Proposal 3, shareholders should consider the following possible effects, as well as the other information contained in this Proxy Statement, in determining whether to approve Proposal 3.

     Possible Dilutive Effect of Intel Warrants. The exercise price of the Intel Warrants was at a premium over the market price of the Common Stock of the Company at the time of issuance of the Intel Warrants (April 7, 1999). If, at the time any of the Intel Warrants are exercised, the market price of the Common Stock exceeds the exercise price, the holders of Common Stock will be diluted by an amount that depends on the then-market price of Common Stock. The issuance of any Intel Warrant Shares will have certain dilutive effects on the voting power of the shares of Common Stock outstanding prior to such issuance. In connection with the issuance of the Intel Shares, Intel became entitled to exercise approximately 6.2% of the Company's voting power. If all of the Intel Warrants are exercised, the number of shares of outstanding Common Stock would be increased by approximately 7.3%.

     Payment on Occurrence of Certain Major Corporate Transactions; Potential Additional Concentration of Voting Power. Intel has the right, upon the occurrence of certain major corporate transactions involving the Company, to receive cash consideration in exchange for the Intel Warrants. Such a right may diminish the attractiveness the Company might have to potential merger acquisition partners. In addition, Intel may have interests that diverge from or even conflict with those of the Company and the other shareholders although the Company currently is not aware of any such divergence. As a result of Intel's voting rights, particularly upon any issuance of the Intel Warrant Shares, and if Intel exercises its currently unexercised warrants to purchase 126,316 shares of Common Stock, previously issued to Intel, it may be more difficult for a third party to acquire the Company without Intel's acquiescence or easier to do so with Intel's acquiescence. Accordingly, approval of Proposal 3 may hinder a sale, merger or consolidation of the Company should such a transaction be proposed and approved by the Board of Directors.

     Potential Change In Control. The Nasdaq rules require shareholder approval for transactions deemed to constitute a "change in control." Although the Company does not believe that the issuance of the shares of Common Stock upon exercise of the Intel Warrants constitutes a "change in control" under Nasdaq's rules, if the transactions were to be so construed, the approval sought hereby would also be effective to satisfy the shareholder vote required by the Nasdaq standards. Including Intel's currently unexercised warrants to purchase 126,316 shares of Common Stock previously issued to Intel, Intel owns beneficially approximately 7.9% of the Company's outstanding Common Stock. If Intel exercised all of its existing warrants and were issued the Intel Warrant Shares, and did not sell any of the shares of Common Stock so acquired, Intel would own 13.89% of the Company's outstanding Common Stock. The Company currently has no basis to believe that Intel will seek to exercise actual control or that it will join the Investors described in Proposal 2 to vote together as a group.

Absence of Appraisal Rights

     Under California law, objecting shareholders will have no appraisal, dissenters' or similar rights (i.e., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel the Company to purchase their Common Stock for cash in that amount) with respect to matters presented at the Annual Meeting or otherwise with respect to the Intel Transaction, nor will the Company voluntarily accord such rights to shareholders. Therefore, approval by the requisite number of shares of the matters presented at the Annual Meeting will bind all shareholders and objecting shareholders will be able to liquidate their Common Stock only by selling it in the market.

Consequences if the Proposal is Not Approved

     If shareholder approval is not obtained for Proposal 3, Intel has the option to require the Company to repurchase all or any portion of the Intel Warrants at a price that may exceed the then-current market value of the shares of Common Stock issuable upon exercise of the Intel Warrants. If the repurchase option is elected, the repurchase price will be calculated by reference to the greater of (i) 150% of the value of an option to purchase one share of common stock determined by reference to the Black-Scholes formula utilizing the applicable Bloomberg online pages and using variable values as of April 7, 1999, and (ii) the average closing sale price during the ten trading days immediately preceding the earlier of July 30, 1999, and the annual meeting of shareholders at which shareholder approval is considered, minus the exercise price (the "Exchange Price"). The Exchange Price is payable in cash or, if, in the good faith business judgment of the Company's Board of Directors, the Company does not have sufficient liquidity to pay some or all of the Exchange Price, the Company may pay such portion of the Exchange Price in the form of a one-year promissory note bearing interest at the then-current prime rate. If the Company were required to repurchase the Intel Warrants, such repurchase could materially and adversely affect the Company's financial condition and operations, and there can be no assurance that the Company would have the funds to satisfy its repurchase obligations.

Vote Required

     The affirmative vote at the Annual Meeting by the holders of a majority of votes cast in person or by proxy on Proposal 3 is required to authorize the issuance of the Intel Warrant Shares upon exercise of the Intel Warrants. For purposes of calculating votes cast, abstentions and broker non-votes are not included as votes cast.

                                   PROPOSAL 4

           INCREASE IN SHARES AUTHORIZED UNDER 1995 STOCK OPTION PLAN

General

     In November 1995, the Board of Directors of the Company adopted and, in January 1996, the shareholders of the Company approved, the 1995 Stock Option Plan (the "1995 Plan"), under which 300,000 shares of Common Stock were initially authorized for issuance pursuant to the exercise of either incentive stock options or nonstatutory stock options granted thereunder. In April 1997, the Board of Directors approved an amendment to the 1995 Plan to increase the number of shares of Common Stock authorized for issuance pursuant to stock options by 450,000 to 750,000 shares, which the Company's shareholders approved at the 1997 annual meeting held June 10, 1997. In April 1998, the Board of Directors approved an amendment to the 1995 Plan to increase the number of shares of Common Stock authorized for issuance pursuant to stock options granted under the 1995 Plan by 900,000 shares to 1,650,000 shares, which the Company's shareholders approved at the 1998 annual meeting held June 5, 1998.

     In May 1999, the Board of Directors approved an amendment to the 1995 Plan to increase the number of shares of Common Stock authorized for issuance pursuant to stock options granted under the 1995 Plan by 850,000 shares to 2,500,000 shares. At the Annual Meeting, the shareholders will be requested to consider and approve the amendment to the 1995 Plan increasing the number of shares of Common Stock the Company is authorized to issue under the 1995 Plan by 850,000 shares to a cumulative total of 2,500,000 shares. The affirmative vote of a majority of the shares of the Company's Common Stock present, represented and voting in person or by proxy at the Annual Meeting will be required to approve such amendment.

         As of June 7, 1999, 1,650,000 shares of Common Stock were authorized for issuance under the 1995 Plan, 146,500 shares had been issued upon the exercise of options granted under the 1995 Plan, 1,435,954 shares were issuable upon the exercise of outstanding options, and 67,546 shares remained available for additional option grants under the 1995 Plan.

     The Company cannot currently determine the number of shares subject to options that may be granted in the future to executive officers, directors and employees under the 1995 Plan. The following table sets forth information with respect to the stock options granted from January 1, 1998, through December 31,1998, to each of the executive officers named in the Summary Compensation Table on page 7, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees and consultants (including all current officers who are not executive officers) as a group under the 1995 Stock Plan.

                                         Number of Shares       Weighted Average
                                            Underlying           Exercise Price
  Name                                    Options Granted           Per Share
--------------------------------------------------------------------------------
Joyce Freedman                                 200,000               $15.88
Maurizio Vecchione                             200,000               $15.88
Lee Freedman                                    50,000               $16.01
Linda Freedman                                  85,000                $9.50
Steven Gentry                                   25,000                $9.50
All current executive officers
as a group (5 persons)                         160,000               $11.53
All current non-employee directors
as a group (4 persons)                               0                  ---
All employees who are not executive officers
as a group (131 persons)                       340,000                $9.50

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF PROPOSAL FOUR REGARDING THE AMENDMENT OF THE 1995 PLAN.

Summary of 1995 Plan

     A summary of the principal provisions of the 1995 Plan is set forth below and is qualified in its entirety by reference to the 1995 Plan.

Purpose

     The purposes of the 1995 Plan are to (i) attract and retain the services of selected key employees of the Company who are in a position to make a material contribution to the successful operation of the Company's business, (ii) motivate such persons, by means of performance-related incentives, to achieve the Company's business goals, and (iii) enable such persons to participate in the long-term growth and financial success of the Company by providing them with an opportunity to purchase stock of the Company.

     In the high technology and computer software industries, grants of stock options play an important part in incentivizing and retaining key employees. Options for most of the Company's employees granted under the 1995 Plan vest in equal installments over five years, subject to the continuing service of the employees who have received such options. The increase in the number of authorized shares under the 1995 Plan sought pursuant to Proposal 2 will afford the Company the degree of flexibility to grant options necessary to attract, retain and incentivize key employees.

Administration

     The 1995 Plan may be administered by the Board of Directors or, upon appointment by the Board, by a committee appointed by the Board of Directors, comprised of not less than two non-employee directors ("Committee"). The 1995 Plan is currently administered by the Board of Directors. The interpretation and construction of any provision of the 1995 Plan is within the sole discretion of the members of the Board of Directors or its Committee, whose determination is final and binding. Questions concerning the 1995 Plan and its administration may be addressed to the Company's President at the Company's principal executive offices.

Eligibility

     The 1995 Plan provides that options may be granted to any employees (including officers and directors who are also employees) of, and consultants to, the Company and any of its parents or subsidiaries. As of April 13, 1999, 136 employees of the Company were eligible for option grants under the 1995 Plan. The Board of Directors or its Committee selects the optionees and determines the type of option (i.e., incentive or nonstatutory) and number of shares to be subject to each option. In making such determination, there is taken into account a number of factors, including the employee's position and responsibilities and other relevant factors.

Terms of Options

     Options granted under the 1995 Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. The terms of options are determined by the Board of Directors or its Committee. Each option is evidenced by a written stock option agreement between the Company and the person to whom such option is granted and is subject to the following additional terms and conditions:

     (a) Exercise of the Option: The optionee must earn the right to exercise the option by continuing to work for the Company. Options granted under the 1995 Plan will become exercisable at such times and in such cumulative installments as the Board of Directors or its Committee determines, subject to earlier termination of an option upon termination of the optionee's employment for any reason. An option is exercised by giving written notice of exercise to the Company, which notice specifies the number of shares of Common Stock as to which the option is being exercised, and by tendering payment to the Company of the purchase price. The form of payment for shares to be issued upon the exercise of an option may, in the discretion of the Board of Directors or its Committee, consist of cash, check, a promissory note, an exchange of shares of Common Stock already owned, a combination thereof, or such other consideration as determined by the Board of Directors or its Committee and as permitted under any laws to which the Company is subject, provided, however, that the optionee shall be required to pay in cash an amount necessary to satisfy the Company's tax withholding obligations.

     (b) Exercise Price: The exercise price of an option is determined by the Board of Directors or its Committee and shall be the fair market value of the Common Stock on the grant date with respect to incentive stock options, and shall not be less than 85% of the fair market value of the Common Stock on the grant date with respect to nonstatutory stock options. In the case of both incentive stock options and nonstatutory stock options granted to a person who immediately before the grant of such option owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries, the exercise price shall be 110% of the fair market value of the Common Stock on the grant date. So long as the Company's Common Stock continues to be listed on the Nasdaq National Market, the fair market value of the Common Stock on the date of an option grant will be equal to the closing price of the Common Stock on the date of the option grant as reported in The Wall Street Journal. On May 4, 1999, the closing price of the Company's Common Stock on The Nasdaq National Market was $12.00 per share.

     (c) Termination of Employment: If the optionee's employment with the Company is terminated for any reason other than death, total and permanent disability or termination "for cause" (as defined in the 1995 Plan), the options granted to him or her may be exercised within 30 days (unless at the time of grant of such option, the Board of Directors specified a longer period, not to exceed 90 days) after such termination as to all or part of the shares as to which the optionee was entitled to exercise the options at the time of termination. If the optionee's employment with the Company is terminated for cause, his or her options shall terminate as of the date of such termination for cause.

     (d) Death or Disability: If an optionee should die or become permanently and totally disabled while employed by the Company, the options granted to him or her may be exercised at any time within 180 days (unless at the time of grant of such option, the Board of Directors specified a longer period, not to exceed one year) after such death or disability, but only to the extent the optionee was entitled to exercise the options at the date of his or her termination of employment due to such death or disability.

     (e) Expiration of Options: Options may not have a term greater than ten years from the grant date for both incentive stock options and nonstatutory stock options; provided, however, that any incentive stock option granted to an employee who, at the time such option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company shall expire no more than five years from the grant date. No option may be exercised by any person after its expiration.

     (f) Nontransferability of Option: An option is nontransferable by the optionee, other than by will or the laws of descent or distribution or transfers between spouses incident to a divorce, and is exercisable only by the optionee or his or her legal guardian during the lifetime of the optionee or, in the event of death of the optionee, by the estate of the optionee or by a person who acquires the rights to exercise the option by bequest or inheritance.

     (g) Other Provisions: The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1995 Plan as may be determined by the Board of Directors or its Committee.

Adjustment Upon Changes in Capitalization

     In the event that a change, such as a stock split or stock dividend, is made in the Company's capitalization which affects the stock for which options are exercisable under the 1995 Plan, appropriate adjustment will be made by the Board of Directors in the exercise price of and the number of shares covered by outstanding options, and in the number of shares available for issuance under the 1995 Plan. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation as a result of which the Company is not the surviving and controlling corporation or as a result of which the outstanding shares are exchanged for or converted into cash or property or securities not of the Company, the Board shall (i) make provision for assumption of all outstanding options by the successor corporation, or (ii) declare that any option shall terminate as of a date fixed by the Board which is at least 30 days after notice thereof is given to optionees and permit each optionee to exercise his or her options as to all or any part of the shares covered by such option including shares as to which the options would not otherwise be exercisable.

Amendment and Termination of the 1995 Plan

     The Board of Directors or its Committee may amend or terminate the 1995 Plan from time to time in such respects as it may deem advisable, provided that shareholder approval is required for any amendment which would (i) increase the number of shares subject to the 1995 Plan other than in connection with an adjustment upon changes in capitalization; (ii) materially change the designation of the class of persons eligible to be granted options; (iii) remove the administration of the Plan from the Board, except to a committee; (iv) materially increase the benefits accruing to participants under the 1995 Plan; or (v) extend the term of the 1995 Plan.

     In any event, the 1995 Plan will terminate on the tenth anniversary of its approval by the shareholders of the Company (i.e., January 24, 2006), provided that any options then-outstanding will remain outstanding until they expire by their terms.

Tax Information

     The federal income tax consequences of options are complex and subject to change. The following discussion is only a brief summary of the general federal income tax rules currently in effect which are applicable to stock options. A taxpayer's particular situation may be such that some variation of the general rules may apply. This summary does not cover the state, local or foreign tax consequences of the grant or exercise of options under the 1995 Plan or the disposition of shares acquired upon exercise of such options or federal estate tax or state estate, inheritance or death taxes.

Incentive Stock Options

     If an option granted under the 1995 Plan is treated as an "incentive stock option" as defined in Section 422 of the Code, then the optionee will not recognize any income for regular income tax purposes upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal income tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time of sale. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability in the year of exercise.

     If an optionee exercises an incentive stock option and does not dispose of the shares received within two years of the date of the grant of such option and within one year after the exercise of the option, whichever period ends later, any gain realized upon such disposition will be treated as long-term capital gain, and any loss will be long-term capital loss. In either such case, the Company will not be entitled to a federal income tax deduction.

     If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the exercise of the option, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise less the purchase price or (2) the amount realized on the disposition less the purchase price, will be taxed as ordinary income in the taxable year in which the disposition occurs. Any such ordinary income will increase the optionee's tax basis for purposes of determining gain or loss on the sale or exchange of such shares. The excess, if any, of the amount realized over the fair market value of the shares at the time of the exercise of the option will be treated as short-term or long-term capital gain, as the case may be, and any loss realized upon the disposition will be treated as a capital loss. An optionee will generally be considered to have disposed of shares if he or she sells, exchanges, makes a gift of or transfers legal title to such shares (except by pledge, in certain non-taxable exchanges, a transfer in insolvency proceedings, incident to a divorce, or upon death). If the amount realized in a disqualifying disposition is less than the purchase price, generally the optionee will not recognize income in connection with such disqualifying disposition.

     The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the option price is an adjustment in determining an optionee's alternative minimum taxable income for such year. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option. If a disqualifying disposition occurs in the same year as an option is exercised, the amount of ordinary income resulting from such disposition is included in alternative minimum taxable income for the year of exercise. In the case of a disqualifying disposition which occurs after the year of exercise, an individual would be required to recognize alternative minimum taxable income in the year of exercise and ordinary income in the year of such disqualifying disposition in an amount determined under the rules described above. An optionee's alternative minimum tax liability is affected by the availability of a special credit, a basis adjustment and other complex rules. Optionees are urged to consult their tax advisors concerning the applicability of the alternative minimum tax to their own circumstances.

     In general, there will be no federal income tax consequences to the Company upon the grant, exercise or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received upon the exercise of an incentive stock option prior to satisfying the two-year and one-year holding periods described above, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon such a disqualifying disposition of the shares.

Nonstatutory Stock Options

     Nonstatutory stock options granted under the 1995 Plan do not qualify as "incentive stock options" as defined in Section 422 of the Code and, accordingly, do not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will generally recognize ordinary income for federal income tax purposes measured by the excess of the then-current fair market value of the shares over the option price. The income realized by the optionee will be subject to income tax withholding by the Company out of the compensation paid to the optionee. If such earnings are insufficient to pay the withholding tax, the optionee will be required to make a direct payment to the Company to cover the withholding tax liability.

     Upon a sale of any shares acquired pursuant to the exercise of a nonstatutory stock option, the difference between the sale price and the optionee's tax basis in the shares will be treated as a long-term or short-term capital gain or loss, as the case may be. The optionee's tax basis for determination of such gain or loss upon any subsequent disposition of shares acquired upon the exercise of a nonstatutory stock option will ordinarily be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option.

     In general, there will be no federal income tax consequences to the Company upon the grant or termination of a nonstatutory stock option or the sale or disposition of the shares acquired upon exercise of a nonstatutory stock option. However, upon the exercise of a nonstatutory stock option, the Company will be entitled to a deduction to the extent and in the year that ordinary income from the exercise of the option is recognized by the optionee, provided the Company has satisfied its withholding obligations under the Code.

     The foregoing discussion is only a summary of the more significant effects of the federal income tax laws upon the options and shares issuable under the 1995 Plan and does not purport to be complete. Reference should be made to the applicable provisions of the Code and the Income Tax Regulations promulgated thereunder. In addition, this summary does not discuss the provisions of the income tax laws of any state or foreign country in which a participant may reside. Each participant in the 1995 Plan should consult with his or her own tax advisor concerning the federal (and any state or local) income tax consequences of his or her participation in the 1995 Plan.

                                   PROPOSAL 5

AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO STYLECLICK.COM INC.

     The Board of Directors has approved, and recommends that the shareholders approve, an amendment (the "Name Change Amendment") to Article I of the Company's Amended and Restated Articles of Incorporation to change the name of the Company from "ModaCAD, Inc." to "Styleclick.com Inc."

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is required to approve the Name Change Amendment. Assuming the existence of a quorum, any shares of common stock not voted at the meeting, whether due to abstentions, broker non-votes or otherwise, will have no effect regarding the proposal to approve the Name Change Amendment.

     Since its incorporation, the Company's name has been ModaCAD, Inc., reflecting the Company's initial focus on Computer-Aided-Design ("CAD") products for the fashion industries, particularly in the business-to-business marketplace and in the consumer software industry. In the business-to-business marketplace, the Company's focus was on designing and marketing CAD products for the industrial design segment of the textile and apparel industries. Accordingly, the name "ModaCAD, Inc.," which was indicative of the Company's focus on CAD products for the fashion and consumer software industries, was representative of the Company's overall business and the markets in which it specialized.

     In 1998, the Company began a shift of its business focus to the emerging consumer Internet electronic commerce markets ("e-commerce"), using its technologies and data bases developed for the business-to-business market, to position the Company as a key enabler of electronic commerce for the apparel and accessories, textile, home furnishings and home design industries (the "Style industries"). As part of that shift in focus, the Company has sold certain of its CAD business-to-business product lines and has committed its assets and personnel to the expansion of business in enabling e-commerce in the Style industries. The Company's current focus on creating, marketing and servicing Internet web sites and other Internet applications in both the business-to-business and business-to-consumer market places, and on developing and marketing software and media facilitation aids for e-commerce, in the Style industries is not reflected by the ModaCAD name.

     As a result of the Company's launch of its "Styleclick.com" site, the Company believes that name will quickly come to represent the Company's new business focus. The Company is positioning Styleclick.com to be the one-stop consumer web site for visual comparative-shopping in the Style industries and for current news in relation to the Style industries.

     The Company believes that the name "Styleclick.com Inc." is more evocative of the Company's emerging and long-term future business focus and strategy than is "ModaCAD, Inc." Additionally, the new name should enable the Company as a whole to benefit to a greater extent from the planned promotional and advertising activities with respect to the Styleclick.com web site, thereby allowing the Company to leverage such promotional activities into increased visibility and name recognition of the Company both in the e-commerce and investment marketplaces.

     THE  BOARD  OF  DIRECTORS  OF  THE  COMPANY  UNANIMOUSLY   RECOMMENDS  THAT
SHAREHOLDERS VOTE TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO "STYLECLICK.COM INC."

                                   PROPOSAL 6

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, as the Company's principal accountants to audit the Company's consolidated financial statements for the year ending December 31, 1999, and recommends that shareholders vote for ratification of such appointment.

     The Company engaged Ernst & Young LLP as its new independent accountants as of April 19, 1999. During the two most recent fiscal years and through April 19, 1999, neither the Company nor any agent acting on the Company's behalf has consulted with Ernst and Young LLP on any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(i)(iv) of Regulation S-K) or a reportable event (as defined in Regulation S-K Item 304(a)(1)(v)) ("Reportable Event"). Ernst & Young LLP has been provided with a copy of the disclosures herein, has been requested to review such disclosures and has been provided with the opportunity to furnish the Company with a letter addressed to the SEC containing any new information, clarification or discussion on the respects in which Ernst & Young LLP does not agree with the statements made herein. Ernst & Young has indicated that it agrees with the disclosures herein, and did not prepare such a letter to the SEC.

     On April 19, 1999, the Company dismissed Singer Lewak Greenbaum & Goldstein LLP ("SLGG") as its principal independent accountants. The reports of SLGG on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The Company's Audit Committee participated in and approved the decision to change the Company's independent accountants. In connection with SLGG's audits for the two most recent fiscal years and through April 19, 1999, there have been no disagreements with SLGG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of SLGG would have caused it to make reference thereto in its report on the financial statements of the Company for such years. During the two most recent fiscal years and through April 19, 1999, there have been no Reportable Events. The Company provided SLGG with a copy of the disclosures herein, as they originally appeared in Item 4 of the Company's Current Report on Form 8-K ("Form 8-K") filed with the SEC on April 20, 1999, and requested that SLGG furnish the Company with a letter addressed to the SEC stating whether or not SLGG agrees with such disclosures. The letter furnished by SLGG, which is attached as Exhibit 16 to the Form 8- K, stated that SLGG had read Item 4 of the Form 8-K, and agreed with the statements contained therein.

     Representatives of SLGG are not expected to be present at the Annual Meeting. A representative of Ernst & Young, LLP, however, is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITORS NAMED ABOVE.

                                   PROPOSAL 7

                                 OTHER BUSINESS

     The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, MODACAD, INC., 3861 SEPULVEDA BOULEVARD, CULVER CITY, CALIFORNIA 90230.

                                     BY ORDER OF THE BOARD OF DIRECTORS


                                     /s/ JOYCE FREEDMAN
                                     -----------------------
                                     Joyce Freedman
                                     Chairman
Los Angeles, California
    June 10, 1999

PROXY                                                                      PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                  MODACAD, INC.
                       1999 Annual Meeting of Shareholders



     The undersigned shareholder of ModaCAD, Inc., a California corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated June 10, 1999, and hereby appoints Joyce Freedman and Maurizio Vecchione, and each of them, proxies and attorneys-in-fact (the "Proxies"), with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held July 16, 1999, at 2:00 p.m., Pacific Daylight Time, at the principal offices of the Company located at 3861 Sepulveda Boulevard, Culver City, California 90230, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth herein and on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5 AND 6 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

DO NOT FOLD, STAPLE OR MUTILATE.

                         (To be Signed on Reverse Side)

                                                                SEE REVERSE SIDE

                                  MODACAD, INC.
            PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY


1. ELECTION OF DIRECTORS:

Nominees: Joyce Freedman,  Lee Freedman,  Maurizio  Vecchione,  F. Stephen Wyle,
          Peter Frank and Leslie Saleson

                            FOR                                WITHHELD
                            ALL                                FROM ALL
                          NOMINEES                             NOMINEES


                            ----                                 ----

     FOR, except vote withheld from the following nominee(s):



    ----    --------------------------------------------------------------------
                                     List Nominee(s)

2.   ISSUANCE OF INVESTORS WARRANT SHARES AND PLACEMENT AGENTS WARRANT SHARES:

     To approve and reserve for issuance (i) up to 919,243 shares of the Company's Common Stock cumulatively issuable to Castle Creek Technology Partners LLC, Marshall Capital Management, Inc., Winfield Capital Corp. and Spinner Global Technology Fund, Ltd. (the "Investor Purchasers"), upon exercise of warrants purchased by the Investor Purchasers pursuant to the April 7, 1999, Securities Purchase Agreement the Company entered into with the Investor Purchasers; and (ii) up to 33,921 shares of the Company's Common Stock issuable to Paine Webber Incorporated and ING Baring Furman Selz LLC (the "Placement Agents"), upon exercise of warrants issued to the Placement Agents in consideration of services rendered to the Company in connection with the sale of the Company's Common Stock and warrants to purchase Common Stock to the Investor Purchasers.


             FOR                 AGAINST               ABSTAIN

             ----                 ----                  ----

             ----                 ----                  ----


3.   ISSUANCE OF PRIVATE PLACEMENT WARRANT SHARES:

     To approve and reserve for issuance up to 538,674 shares of the Company's Common Stock issuable to Intel Corporation ("Intel") upon exercise of warrants purchased by Intel pursuant to the April 7, 1999, Stock and Warrant Purchase and Investor Rights Agreement the Company entered into with Intel.


              FOR                 AGAINST               ABSTAIN

              ----                 ----                  ----

              ----                 ----                  ----


4.   AMENDMENT OF 1995 STOCK OPTION PLAN:

     To approve the amendment of the 1995 Stock Option Plan to increase the number of shares of Common Stock of the Company authorized for issuance under the 1995 Stock Option Plan by 850,000 shares to a cumulative total of 2,500,000 shares.


              FOR                 AGAINST               ABSTAIN

              ----                 ----                  ----

              ----                 ----                  ----


5.   CHANGE THE NAME OF THE COMPANY:

     To approve an amendment to the Company's Amended and Restated Articles of Incorporation to change the name of the Company from "ModaCAD, Inc." to "Styleclick.com Inc."


               FOR                 AGAINST               ABSTAIN

               ----                 ----                  ----

               ----                 ----                  ----

6.   APPOINTMENT OF INDEPENDENT AUDITORS:

     To ratify the appointment of Ernst & Young, LLP as independent auditors of the Company for the fiscal year ending December 31, 1999, as described in the Proxy Statement.


                FOR                 AGAINST               ABSTAIN

                ----                 ----                  ----

                ----                 ----                  ----


OTHER  BUSINESS:  In their  discretion,  the Proxies are authorized to vote upon
such  other   business  as  may   properly   come  before  the  meeting  or  any
adjournment(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.



                                                        Dated ____________, 1999


                     Signature(s)

                    (This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)